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                                                                    EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
                                                      CONTACT: TERRY W. SCHAEFER
                                                                  (618) 234-5700

                            WEST POINTE BANCORP, INC.
                      REPORTS THIRD QUARTER 2003 NET INCOME

WEST POINTE BANCORP, INC. (West Pointe), BELLEVILLE, ILLINOIS, a $429.7 million community bank holding company with one bank subsidiary announced its financial results for the third quarter of 2003.

Net income totaled $785 thousand for the third quarter of 2003 or $.77 per diluted common share compared to net income of $983 thousand for the third quarter of 2002 or $.99 per diluted common share. Net income for the first nine months of 2003 totaled $2.630 million or $2.59 per diluted common share compared to $2.909 million or $2.93 per diluted common share. The decreases in net income, for the quarters and nine-month periods compared, were primarily attributable to increases in the provision for loan losses and noninterest expense, partially offset by increases in net interest income and noninterest income as well as a decrease in income tax expense.

Net interest income totaled $3.247 million for the third quarter of 2003 compared to $3.359 million for the third quarter of 2002. This decrease was principally attributable to a decrease in interest income, partially offset by a decrease in interest expense. Net interest income for the first nine months of 2003 totaled $9.869 million compared to $9.657 million for the first nine months of 2002. This increase was principally attributable to a decrease in interest expense, partially offset by a decrease in interest income. Reduced levels of interest income and interest expense for the periods compared were primarily attributable to the lower interest rate environment.

The provision for loan losses was $160 thousand and $850 thousand for the third quarter and first nine months of 2003, respectively, compared to $150 thousand and $450 thousand for the third quarter and first nine months of 2002, respectively. The increases in the provision for loan losses for the 2003 periods compared to the 2002 periods were primarily reflective of higher levels of net charge-offs and an increase in non-performing loans.

Total noninterest income was $1.081 million for the third quarter of 2003 compared to $999 thousand for the third quarter of 2002. Noninterest income totaled $3.842 million for the first nine months of 2003 compared to $3.037 million for the first nine months of 2002. The increases in noninterest income for the periods compared were primarily attributable to increased income derived from mortgage banking activities. Mortgage banking income includes revenue generated from the sale of mortgage loans and servicing revenue generated from previously sold mortgage loans.

Total noninterest expense was $3.147 million for the third quarter of 2003 compared to $2.858 million for the third quarter of 2002. Noninterest expense totaled $9.397 million for the first nine months of 2003 compared to $8.167 million for the first nine months of 2002. The increases in noninterest expense for the periods compared were primarily

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attributable to increases in employee compensation and other benefits along with legal and professional fees. The increases in employee compensation and other benefits were primarily attributable to normal merit increases and staff additions associated with overall growth in banking operations. The increases in legal and professional fees were primarily attributable to legal fees incurred to defend various lawsuits of which West Pointe's banking subsidiary is a party in the ordinary course of business.

West Pointe recorded income tax expense of $236 thousand and $834 thousand for the third quarter and first nine months of 2003, respectively, compared to $367 thousand and $1.168 million for the third quarter and first nine months of 2002, respectively. The decreases in income tax expense for the 2003 periods compared to the 2002 periods primarily resulted from lower levels of income before income taxes coupled with increases in the amount of income exempt from income taxes.

Total assets at September 30, 2003 increased to $429.7 million from $411.8 million at December 31, 2002. This increase primarily resulted from an increase in investments, funded primarily by overall deposit growth.

Investments increased to $175.7 million at September 30, 2003 from $146.8 million at December 31, 2002. All of West Pointe's investments are classified as available for sale. The increase in investments was funded by the decrease in loans as well as an increase in deposits.

Net loans decreased to $209.4 million at September 30, 2003 from $219.2 million at December 31, 2002. The majority of this decrease in loans occurred in the commercial, financial and agricultural segment of the loan portfolio. Competitive pricing in West Pointe's marketplace contributed to the decrease in loans, as well as a decline in loan demand.

Total deposits increased to $366.5 million at September 30, 2003 from $351.0 million at December 31, 2002. The interest bearing demand deposit and savings and money market deposit components of the deposit portfolio increased $4.5 million and $18.6 million, respectively, from December 31, 2002. The increases in these deposit components were partially offset by a decrease in time deposits of $7.0 million from December 31, 2002. The decrease in time deposits was primarily attributable to a shift from time deposits to more liquid interest bearing deposits.

Stockholders' equity totaled $29.7 million at September 30, 2003 compared to $28.5 million at December 31, 2002.

Following is summary information including financial highlights for West Pointe Bancorp, Inc. as of and for the periods presented.


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WEST POINTE BANCORP, INC.
Financial Highlights (Unaudited)
Dollars in Thousands (except per share data)


                                                               For the                                   For the
                                                            Quarter Ended                           Nine Months Ended
                                                   September 30        September 30         September 30         September 30
                                                       2003                 2002                2003                  2002
                                                   -------------       -------------        -------------        -------------
  Interest and Fee Income                          $       4,940       $       5,694        $      15,420        $      16,575
  Interest Expense                                         1,693               2,335                5,551                6,918
     Net Interest Income                                   3,247               3,359                9,869                9,657
  Provision for Loan Losses                                  160                 150                  850                  450
     Net Interest Income
        After Provision For Loan Losses                    3,087               3,209                9,019                9,207
  Noninterest Income                                       1,081                 999                3,842                3,037
  Noninterest Expense                                      3,147               2,858                9,397                8,167
        Income Before Income Taxes                         1,021               1,350                3,464                4,077
  Income Tax Expense                                         236                 367                  834                1,168
     NET INCOME                                    $         785       $         983        $       2,630        $       2,909
     DILUTED EARNINGS PER SHARE                    $         .77       $         .99        $        2.59        $        2.93

                                                                       As of
                                                        September 30           December 31
                                                            2003                   2002
                                                        -------------          -------------
ASSETS
Cash and Due From Banks                                 $      21,586          $      22,474
Investments Available for Sale                                175,730                146,752
Net Loans                                                     209,361                219,172
Real Estate Acquired By Foreclosure                               365                    365
Bank Premises and Equipment                                    12,089                 11,712
Other Assets                                                   10,613                 11,344
   TOTAL ASSETS                                         $     429,744          $     411,819

LIABILITIES
Deposits                                                $     366,506          $     350,990
Repurchase Agreements                                          23,713                 21,692
Other Borrowings                                                6,312                  6,537
Other Liabilities                                               3,559                  4,060
   TOTAL LIABILITIES                                    $     400,090          $     383,279

STOCKHOLDERS' EQUITY                                    $      29,654          $      28,540

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $     429,744          $     411,819

TOTAL BOOK VALUE PER SHARE                              $       30.02          $       29.18